SERVICES AGREEMENT

This Agreement is made as of October 20, 2003, between Ayco Services Agency, L.P., a Delaware limited partnership (“Ayco”), The Merger Fund VL (the “Fund”), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Westchester Capital Management, Inc. (the “Adviser”), a New York corporation and a registered investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Adviser is the investment adviser to the Fund.

WHEREAS, the Fund has entered into a Participation Agreement with Travelers Insurance Company (“Travelers”) whereby the Fund will be included as an investment option in accounts established by Travelers to serve as investment vehicles for certain variable annuity contracts and variable life insurance policies and funding agreements offered by Travelers including Travelers Private Placement Corporate Owned Life Insurance and Travelers Private Placement Variable Life Insurance (collectively, the “Contracts”).

WHEREAS, Ayco has entered into a Selling Agreement with Travelers to offer and sell certain variable life insurance and annuity contracts (“Variable Products”) that are registered with the Securities and Exchange Commission (“SEC”), as well as certain Variable Products that will not be registered with the SEC and will be offered only through private placements in compliance with all applicable laws (the “Selling Agreement”).

WHEREAS, the parties hereto acknowledge and agree that the Adviser is not a registered broker/dealer, that the Adviser is not receiving any form of sales compensation for the sale of shares of the Fund to any party and Ayco is not receiving any form of compensation from the Adviser or the Fund for the sale of shares of the Fund to any party.

WHEREAS, the Adviser and the Fund wish to have Ayco perform certain recordkeeping, shareholder communication, and other services for the Fund not performed by the Fund or the Fund’s transfer agent, U.S. Bancorp Fund Services, L.L.C., as set forth in Schedule A of this Agreement (“Shareholder Services”), in connection with the Contracts and for the benefit of persons who maintain their ownership interests in one or more separate accounts of Travelers and who are clients of Ayco (“Clients”).

WHEREAS, Ayco is willing to perform the Shareholder Services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.	Services

a.   During the term of this Agreement, Ayco will perform or arrange for others to perform the Shareholder Services for the Contracts listed on Schedule B attached hereto. Ayco may make payments from time to time from any Fee (as defined below) received under this Agreement, to defray the costs of, and to compensate others for, performing the Shareholder Services. The amount of such payments shall in no way alter the amount of the Fee. Ayco shall provide the Fund with a written description of the Shareholder Services upon the execution of this Agreement to be included on Schedule A and shall promptly provide the Fund with an amended description upon any change in the type or form of Shareholder Services provided.

b.   Any other party with which Ayco contracts for the provision of all or part of the Shareholder Services must be approved by the Adviser and the Fund and must enter into a written agreement with Ayco, the terms of which have been approved by the Adviser and the Fund prior to providing such services. Neither the Adviser nor the Fund shall unreasonably withhold or delay their approval of such other party or the terms of such written agreement.

c. Ayco shall not be responsible for acts and omissions of such other parties as may be retained by the Fund or the Adviser to provide all or part of the Shareholder Services.

2.	Fees

a.   For the Shareholder Services, Ayco shall receive a fee (the “Fee”) from the Adviser which shall be calculated in accordance with Schedule B attached hereto. The Fee shall accrue daily and be payable by the Adviser within 5 business days following the last business day of each calendar quarter during the term of this Agreement. Ayco may waive its right to all or any portion of the Fee provided such waiver is in writing and is delivered to the Adviser no later than 10 business days prior to the last business day of the calendar quarter.

b.   At such time as the Fund and the Adviser enter into an agreement with Travelers regarding the sale of Fund shares for inclusion as an investment option in accounts established by Travelers to serve as investment vehicles for retail insurance products, the Adviser will enter into an agreement with Ayco regarding the provision of services regarding those shares of the Fund in accordance with the terms and conditions agreed to by the parties and set forth therein.

3.	Indemnification

    a.    Ayco shall indemnify and hold harmless the Fund, the Adviser and their respective directors, officers, employees, and agents (“Indemnified Parties”) from and against any and all actual losses, claims, liabilities and expenses (including reasonable attorney’s fees) (“Losses”) incurred by any of them arising out of (i) Ayco’s dissemination of information regarding the Fund or the Adviser that is materially incorrect and that was not provided to Ayco, or approved, by the Fund or the Adviser, or any of their agents or “affiliated persons”, as defined under the 1940 Act, or (ii) Ayco’s willful misconduct or negligence in the performance of, or failure to perform, its obligations under this Agreement, except to the extent such Losses result from the negligence or willful misconduct of, or breach of this Agreement by, an Indemnified Party.

b. In any event, no party shall be liable for any special, consequential or incidental damages.

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c. This indemnification obligation shall survive any termination of this Agreement.

4.	Role and Relationship of Ayco

    a.    The parties acknowledge and agree that the Shareholder Services under this Agreement are recordkeeping, shareholder communication and related services only and are not the services of an underwriter or a principal underwriter of the Fund within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. This Agreement does not grant Ayco any right to purchase shares from the Fund.

b. It is understood and agreed that in performing the Shareholder Services, Ayco, acting in its capacity described herein, shall at no time be acting as an agent for the Fund or the Adviser.

5.	Information to be Provided

The Fund and the Adviser shall provide to Ayco all information which Ayco reasonably requests as necessary for Ayco to fulfill its obligations under this Agreement.

6.	Notices

All notices required by this Agreement shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after being sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission. All such notices shall be made:

if to Ayco, to:	Ayco Services Agency, L.P. Executive Woods Suite 120, 855 Route 146 Clifton Park, New York 12065

Attention: Kim Oster Facsimile: (518) 737-7777

copies to General Counsel Ayco Services Agency, L.P. One Wall Street Albany, New York 12205 Attention: Peter Martin Fax No. (518) 464-2137

if to the Fund or the Adviser, to the address or facsimile number provided below in the signature block with a copy to:

Fulbright & Jaworski L.L.P. Attention: William H. Bohnett 666 Fifth Avenue New York, New York 10103-3198

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7.	Non-exclusivity

Each Party acknowledges that the other may enter into agreements similar to this Agreement with other parties for the performance of services similar to those to be provided under this Agreement, unless otherwise agreed to in writing by the parties.

8.	Assignability

This Agreement shall not be assigned by any party without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.

9.	Schedules and Exhibits

All Schedules and Exhibits attached to this Agreement, as they may be amended from time to time, are by this reference incorporated into and made a part of this Agreement.

10.	Entire Agreement; Amendment

This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Agreement has been executed and delivered by the parties. This Agreement may be amended only by a writing executed by each party hereto that is to be bound by such amendment.

11.	Governing Law; Severability

This Agreement will be governed by and interpreted under the laws of the State of New York without regard to its conflicts of laws principles. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect.

12.	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

13.	Effectiveness of Agreement; Termination

a. This Agreement will become effective as of the date set forth above.

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b.   This Agreement may be terminated by any party (i) upon sixty (60) days’ written notice to the other parties or (ii) upon such shorter notice as is required by law, order, or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

c.   After the date of termination, Ayco will not be entitled to any Fee with respect to any shares purchased by Travelers after the date of such termination. However, notwithstanding any such termination, Ayco will remain entitled to the Fee as to each share of the Fund that was considered in the calculation of the Fee as of the date of termination (a “Pre-Termination Share”) for so long as such Pre-Termination Share is held by Travelers and Ayco continues to perform substantially all of the Shareholder Services as to such Pre-Termination Share. Further, for so long as Ayco continues to perform the Shareholder Services as to any Pre-Termination Shares, this Agreement will otherwise remain in full force and effect as to such Pre-Termination Shares.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

AYCO SERVICES AGENCY, L.P.

By:	GS AYCO HOLDINGS, LLC, in its capacity as general partner of Ayco Services Agency, L.P.

By:	/s/ John Broyo Name: John Broyo Title:

WESTCHESTER CAPITAL MANAGEMENT, INC.

By:	/s/ Bonnie L. Smith Name: Bonnie L. Smith Title: Vice President

Address:	100 Summit Lake Drive Valhalla, New York 10595

Attn: Facsimile:	Bonnie L. Smith 914-741-5737

THE MERGER FUND VL

By:	/s/ Bonnie L. Smith Name: Bonnie L. Smith Title: Vice President

Address:	100 Summit Lake Drive Valhalla, New York 10595

Attn: Facsimile:	Bonnie L. Smith 914-741-5737

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Schedule A

Services

Ayco agrees to perform the Shareholder Services specified below for the benefit of the Clients:

a. Maintain separate records for the Clients.
b. Transmit to Travelers purchase and redemption orders on behalf of Clients.
    c.    Provide to the Fund, or to the transfer agent for the Fund, or any of the agents designated by any of them, such periodic reports as shall reasonably be concluded to be necessary to enable the Fund to comply with any applicable federal and state securities law requirements.

    d.    As may be reasonably requested by the Fund from time to time, provide Clients with telephone servicing support and other support services in connection with the Fund, including providing information about the Fund previously approved by the Fund or its designee and answering questions concerning the Fund.

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Schedule B
Fee
The Fee shall be paid to Ayco solely for the performance of Shareholder Services and shall be computed as follows:

For shares of the Fund held in accounts for policies of Travelers Private Placement Corporate owned Life Insurance and Travelers Private Placement Variable Life Insurance sold by Ayco under the Selling Agreement:

Dollar Value of Shares of the Fund	Amount of Fee

$50,000,000 or less	Ayco receives no Fee
$50,000,001 and up	Ayco receives 25 basis points on such excess amount only

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